Exhibit 99.1

Porter Bancorp, Inc. Holds Annual Meeting

Shareholders Elect Six Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 21, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders elected six directors and approved a non-binding advisory vote on the compensation of the company’s executives at its annual meeting of shareholders.

In comments at the meeting, Maria L. Bouvette, President and CEO of Porter Bancorp, Inc., said, “We expect to report continued growth in loans, deposits and assets in 2009 as we focus on building our share of existing markets. We also expect to grow our net interest margin based on our outlook for downward repricing of liabilities. We remain focused on managing credit risks and we believe our current level of non-performing assets is manageable.”

At the meeting, shareholders elected the following as directors to serve for a one-year term:

  Maria L. Bouvette – President and Chief Executive Officer of Porter Bancorp, Inc.
  David L. Hawkins – Farmer and Private Investor
  W. Glenn Hogan – Founder, President and Chief Executive Officer of Hogan Real Estate
  Sidney L. Monroe – Retired Certified Public Accountant
  J. Chester Porter – Chairman of the Board and General Counsel of Porter Bancorp, Inc.
  Stephen A. Williams – President and Chief Executive Officer of Norton Healthcare

Shareholders also approved a non-binding advisory vote on the compensation of the company’s executives.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.6 billion in assets as of March 31, 2009. Through Porter’s subsidiary PBI Bank, it operates 19 full-service banking offices in 11 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800